EXHIBIT 10.1

                    STOCK-FOR-STOCK EXCHANGE AGREEMENT

     This Stock-For-Stock Exchange Agreement (the "Agreement"), entered into this 1st day of November 2002, is by, between, and among TROPICAL LEISURE RESORTS, INC., a publicly held Nevada corporation (hereinafter the "Purchaser"), EWORLDMEDIA, INC., a Nevada corporation (hereinafter the "Target Company"), and the shareholders of the Target Company who are listed on Exhibit "A" (or who may be added thereto prior to Closing) and who have executed Subscription Agreements in the form of Exhibit "B" (the "Shareholders").

                                 RECITALS:

     WHEREAS, the Purchaser wishes to acquire, and the Shareholders, by executing Exhibit "B" hereto, are willing to sell, all, or substantially all, of the outstanding stock of the Target Company in exchange solely for a part of the voting stock of the Purchaser whereby the Shareholders would acquire not less than 80% of the stock of the Purchaser; and

     WHEREAS, the parties hereto intend to qualify such transaction as a tax-free corporate reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto approve and adopt this Stock-For-Stock Exchange Agreement and mutually covenant and agree with each other as follows:

1.   Stock-For-Stock Exchange Transaction.

     1.1 Transfer of Outstanding Target Company Shares to Purchaser. On the Closing Date the Shareholders shall transfer to the Purchaser certificates for the number of shares of the common stock of the Target Company described in Exhibit "A," which in the aggregate shall represent not less than ninety percent (90%) of the issued and outstanding shares of the common stock of the Target Company. In addition to the shares to be transferred as set forth in Exhibit "A," shares issued by the Target Company from the date of this Agreement through the close of business the business day immediately preceding the Closing Date shall be added, provided that the total number of such additional shares shall not exceed 1,036,000 shares. Each certificate to be transferred to the Purchaser shall be duly endorsed in blank by the Shareholder or accompanied by duly executed stock powers in blank with the signature guaranteed. Alternatively, the Shareholder may assign his rights to the shares if the shares have not been physically issued in the form of stock certificates, or if the certificates have been lost.

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     1.2  Issuance of Shares to Target Company Shareholders.  In exchange for the transfer of the common stock of the Target Company pursuant to
Section 1.1 hereof, the Purchaser shall on the Closing Date and contemporaneously with such transfer of the common stock of the Target Company to it by the Shareholders, issue and deliver to the Shareholders the number of shares of common stock of the Purchaser specified on Exhibit "A" such that the Shareholders shall own not less than 80% of the outstanding common stock of the Purchaser. In addition to the shares to be issued as set forth in Exhibit "A," the Purchaser shall issue shares to any Shareholder purchasing shares from the Target Company in its current private stock offering from the date of this Agreement through the close of business the business day immediately preceding the Closing Date, provided that the total number of such additional shares shall not exceed 1,036,000 shares. The rate of exchange of shares of the Purchaser for shares of the Target Company shall be one-for-one. Certificates for the shares shall bear restrictive legends pursuant to Rule 144 promulgated by the Securities and Exchange Commission (the "SEC"), and to designate any lockup arrangements pertaining to such shares.

     1.3 Shares Issuable for Outstanding Stock Options and Warrants. Effective as of the Closing Date, each outstanding option and warrant to purchase shares of the Target Company's common stock as set forth in Exhibit "C" shall be converted into and thereafter constitute an option or warrant to acquire shares of Purchaser, on the same terms and conditions as were applicable under the option plan, option agreement, or warrant agreement to which such obligations were subject based upon the same number of shares of Purchaser's common stock as the holder of the option or warrant would have been entitled to receive pursuant to this Agreement in accordance with Section 1.2 hereof had such holder exercised such option or warrant in full immediately prior to the Closing Date; provided that the total number of shares to be issued by the Purchaser pursuant to this obligation shall not exceed 1,370,000 shares, and further provided that the assumption of the options or warrants does not give the holder thereof additional benefits which he, she, or it did not have under the terms of the applicable option plan, option agreement, or warrant agreement. Purchaser shall reserve sufficient shares to meet its obligation pursuant to this section.

     1.4 Shares Issuable for Contractual Obligations. Effective as of the Closing Date, each outstanding contractual obligation of the Target Company to issue shares of common stock pursuant to existing performance agreements as set forth in Exhibit "D" shall be converted into and thereafter constitute an obligation of Purchaser to issue its shares on the same terms and conditions as were applicable under the performance agreements with the Target Company based upon the same number of shares of Purchaser's common stock as the contracting party would have been entitled to receive pursuant to this Agreement in accordance with Section 1.2 hereof had such party earned the shares in full immediately prior to the Closing Date; provided that the total number of shares to be issued by the Purchaser pursuant to this obligation shall not exceed 1,637,000 shares, and further provided that the assumption of these obligations does not give the contracting party additional benefits which he, she, or it did not have under the terms of the applicable performance agreement, nor does it provide the contracting party with any right of

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action against Purchaser, except as pertains to the obligation to issue such shares. Purchaser shall reserve sufficient shares to meet its obligation pursuant to this section.

     1.5 Shares Issuable Pursuant to Promissory Note. Effective as of the Closing Date, the outstanding obligation of the Target Company to issue shares of common stock pursuant to terms of the promissory note dated October 15, 2002, to Fiduciary Privacy, Inc. in the principal amount of $25,000, shall be converted into and thereafter constitute an obligation of Purchaser to issue its shares on the same terms and conditions as were applicable under the promissory note based upon the same number of shares of Purchaser's common stock as the contracting party would have been entitled to receive pursuant to this Agreement in accordance with Section
1.2 hereof had such party been entitled to the shares in full immediately prior to the Closing Date; provided that the total number of shares to be issued by the Purchaser pursuant to this obligation shall not exceed 70,000 shares, and further provided that the assumption of this obligation to issue shares does not give the note holder additional benefits which it did not have under the terms of the promissory note, nor does it obligate Purchaser to the obligation to repay the note, except as pertains to the obligation to issue such shares. Purchaser shall reserve sufficient shares to meet its obligation pursuant to this section.

     1.6 Lockup of Tropical Shares. Each of the shareholders of Purchaser set forth in Exhibit "E-1" shall execute and deliver at Closing a Lockup Agreement in form as set forth in Exhibit "F-1." Each of the shareholders of Purchaser set forth in Exhibit "E-2" shall execute and deliver at Closing a Lockup Agreement in form as set forth in Exhibit "F-2."

     1.7 Cancellation of Shares by Purchaser. At or prior to Closing the Purchaser shall cancel 20,000,000 outstanding shares and return such shares to the authorized but unissued shares of the company.

2. Representations and Warranties of the Target Company. The Target Company represents and warrants to the Purchaser as set forth below. These representations and warranties are made as an inducement for the Purchaser to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser would not be a party hereto.

     2.1 Organization and Authority. The Target Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. The Target Company does not have any subsidiaries or own any interest in any other entity. The Target Company has been duly qualified as a foreign corporation for the transaction of business in, and is in good standing as a foreign corporation under the laws of, the State of California, such jurisdiction comprising the sole jurisdiction in which the Target Company owns or leases any property, or conducts any business, so as to require such qualification, except as designated in such Schedule 2.1, and except for jurisdictions in which the failure to so qualify would not result in a Material Adverse Effect on the Target Company. For purposes of this Agreement, the

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term "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, property, profitability, prospects, or operations of the applicable entity.

     2.2 Capitalization. As of the date hereof, the authorized capital stock of the Target Company consists of 100,000,000 shares of common stock, par value $.001, of which as of the date hereof, 11,620,000 shares are issued and outstanding. Further, the Target Company has authorized the issuance of up to an additional 1,036,000 shares which may be issued before the Closing. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. In addition, the Target
Company has (i) 3,000,000 shares authorized for issuance under its stock option/stock issuance plan, of which 100,000 shares have been issued as stock grants (and are included in the above outstanding shares) and approximately 200,000 are reserved for issuance pursuant to outstanding unvested options exercisable at $0.50 per share; (ii) outstanding options to purchase 970,000 shares exercisable at $0.20 per share outside of this plan; (iii) outstanding Series A Warrants to purchase 200,000 shares exercisable at $0.50 per share; (vi) a promissory note in the amount of $25,000, interest for which is payable in 20,000 shares and which is secured by 50,000 unissued shares; and (v) outstanding obligations to issue 1,637,000 shares pursuant to agreements entered into for various employment, consulting, and incentive arrangements. Except as set forth in this Section 2.2, or except as set forth in Schedule 2.2, (a) no shares of the Target Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Target Company; (b) there are no outstanding debt securities; (c) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Target Company, or contracts, commitments, understandings or arrangements by which the Target Company is or may become bound to issue additional shares of capital stock of the Target Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Target Company; (d) there are no agreements or arrangements under which the Target Company is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the "1933 Act"); (e) there are no outstanding securities of the Target Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Target Company is or may become bound to redeem a security of the Target Company; (f) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (g) the Target Company does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (h) there is no dispute as to the class of any shares of the Target Company's capital stock.

     2.3 Directors and Officers. The names and titles of all directors and officers of the Target Company as of the date of this Agreement are as set forth in Schedule 2.3.

     2.4  Authorization; Enforcement; Compliance with Other Instruments.
(i) The Target Company has the requisite corporate power and authority to enter into and perform all actions required under this Agreement; (ii) the execution and delivery of this Agreement by the Target

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Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Target Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders; (iii) this Agreement has been duly and validly executed and delivered by the Target Company;
and (iv) this Agreement constitutes the valid and binding obligations of the Target Company enforceable against the Target Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

     2.5 No Conflicts. The execution, delivery and performance of this Agreement by the Target Company and the consummation by the Target Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or the Bylaws, or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Target Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to the Target Company or by which any property or asset of the Target Company is bound or affected. Except as disclosed in Schedule 2.5, the Target Company is not in violation of any term of, or in default under, the Articles of Incorporation or the Bylaws, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Target Company, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect on the Target Company. The business of the Target Company is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect on the Target Company. Except as specifically contemplated by this Agreement, and as required under the 1933 Act, the Target Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof.

     2.6 Financial Statements. True copies of the financial statements of the Target Company consisting of the balance sheets as of the fiscal year ended December 31, 2001, the period ended August 31, 2002, (audited) and the period ended September 30, 2002 (unaudited), and statements of income, cash flow and changes in stockholder's equity for such year ended December 31, 2001, and the period ended August 31, 2002 (audited), and statements of income and cash flow for such interim period ended September 30, 2002 (unaudited) (the "Target Company Financial Statements"), have been delivered to the Purchaser by the Target Company.

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The year-end statements and the financial statements for the period ended
August 31, 2002, have been examined and certified by Bierwolf, Nilson & Associates, Certified Public Accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Target Company as of September 30, 2002, and the earnings for the periods covered, in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Target Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). These financial statements comply in all material respects with the requirements of Item 7(a) of Form 8-K promulgated by the SEC.

     2.7 Liabilities. Except as set forth in Schedule 2.7, there are no material Liabilities of the Target Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Target Company, its agents or servants occurring prior to the period covered by the Target Company Financial Statements which are not disclosed by or reflected in the Target Company Financial Statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to Liabilities, except in the normal course of business of the Target Company. For purposes of this Agreement, the term "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

     2.8 Absence of Certain Changes or Events. Except as set forth in this Agreement, since the period covered by the Target Company Financial Statements there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of the Target Company, or (ii) any damage, destruction, or loss to the Target Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of the Target Company. The Target Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Target Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

     2.9 Litigation. Except as set forth in Schedule 2.9, to the best knowledge and reasonable belief of the Target Company, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Target Company, or its assets, properties, or business, nor does the Target Company know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or

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affiliate of the Target Company or as to which any of  the Shareholders is a party adverse to the Target Company or has a material interest adverse to the Target Company.

     2.10 Taxes. Except as set forth in Schedule 2.5 above, all federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Target Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Target Company, except as provided for in the Target Company Financial Statements, or have been incurred in the normal course of business of the Target Company since that date. All tax returns of any kind required to be filed have been filed and the taxes paid, except as set forth in Schedule 2.5. There are no disputes as to taxes of any nature payable by the Target Company.

     2.11 Environmental Laws. The Target Company (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws "); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business; and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing cases, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect on the Target Company.

     2.12 Accuracy of All Statements Made by the Target Company. No representation or warranty by the Target Company in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Target Company pursuant to this Agreement, nor any document or certificate delivered to the Purchaser by the Target Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Target Company and the Shareholders as set forth below. These representations and warranties are made as an inducement for the Target Company and the Shareholders to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Target Company and the Shareholders would not be parties hereto.

     3.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. The Purchaser does not have any subsidiaries or own any interest in any other entity.

     3.2 Capitalization. As of the date hereof, the authorized capital stock of the Purchaser consists of (i) 100,000,000 shares of common stock, of which as of the date hereof, 22,750,000

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shares are issued and outstanding, and 5,000,000 shares of preferred stock, none of which shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3.2 no shares of the Purchaser's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Purchaser; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser, or contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to issue additional shares of capital stock of the Purchaser or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser; (iv) there are no agreements or arrangements under which the Purchaser is obligated to register the sale of any of its securities under the 1933 Act; (v) there are no outstanding securities of the Purchaser which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to redeem a security of the Purchaser; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement;
(vii) the Purchaser does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of the Purchaser's capital stock.

     3.3  Authorization; Enforcement; Compliance with Other Instruments.
(i) The Purchaser has the requisite corporate power and authority to enter into and perform all actions required under this Agreement; (ii) the execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Purchaser's Board of Directors and no further consent or authorization is required by the Purchaser, its Board of Directors, or its shareholders; (iii) this Agreement has been duly and validly executed and delivered by the Purchaser; and (iv) this Agreement constitutes the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

     3.4 SEC Documents; Financial Statements. Since at least December 31, 1997, the Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") through and including the Form 10-QSB for the period ended September 30, 2002, (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Purchaser has delivered to the Target Company or its representatives, or they have had access through EDGAR, true and complete copies of the SEC Documents. As of their respective dates,

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the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Purchaser included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.
Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Purchaser as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Purchaser to the Target Company which is not included in the SEC Documents, including, without limitation, this Agreement and the Schedules and Exhibits attached hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.
The Purchaser, or any of its officers, directors, employees, or agents have not provided the Target Company with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the Target Company by the Purchaser or any of its officers, directors, employees, or agents prior to the Closing Date shall be publicly disclosed by the Purchaser prior to the Closing Date.

     3.5 No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Purchaser or the Bylaws, or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Purchaser is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected. Except as disclosed in
Schedule 3.5, the Purchaser is not in violation of any term of, or in default under, the Articles of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company or the Bylaws or its organizational charter or bylaws, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Purchaser, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect on the Purchaser. The business of the Purchaser is not

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being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect on the Purchaser. Except as specifically contemplated by this Agreement, and as required under the 1933 Act, the Purchaser is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof.

     3.6 Absence of Certain Changes. Except as disclosed in Schedule 3.6 or the SEC Documents filed at least five (5) days prior to the date hereof, since September 30, 2002, there has been no change or development in the business, properties, assets, operations, financial condition, results of operations or prospects of the Purchaser which has had or reasonably could have a Material Adverse Effect on the Purchaser. The Purchaser has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Purchaser have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

     3.7 Litigation. To the best knowledge and reasonable belief of the Purchaser, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Purchaser, or its assets, properties, or business, nor does the Purchaser know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Purchaser is a party adverse to the Purchaser or has a material interest adverse to the Purchaser.

     3.8 Taxes. All federal, state, foreign, county, and local income, withholding profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Purchaser, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Purchaser, except as provided for in the financial statements of the Purchaser, or have been incurred in the normal course of business of the Purchaser since that date. All tax returns of any kind required to be filed have been filed and the taxes paid. There are no disputes as to taxes of any nature payable by the Purchaser.

     3.9 Environmental Laws. The Purchaser (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws "); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business; and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing cases, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

     3.10 Legality of Shares to be Issued. The shares of common stock of the Purchaser to be issued by the Purchaser pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Purchaser and will be fully paid and nonassessable.

     3.11 Accuracy of All Statements Made by the Purchaser. No representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by the Purchaser pursuant to this Agreement, nor any document or certificate delivered to the Target Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

4.   Covenants of the Parties.

     4.1  Corporate Records.

          a. Simultaneous with the execution of this Agreement by the Target Company, if not previously furnished, such entity shall deliver to the Purchaser copies of the articles of incorporation, as amended, and the current bylaws of the Target Company, and copies of the resolutions duly adopted by the board of directors of the Target Company approving this Agreement and the transactions herein contemplated.

          b. Simultaneous with the execution of this Agreement by the Purchaser, if not previously furnished, such entity shall deliver to the Target Company copies of the Purchaser Articles, and the current bylaws of the Purchaser, and copies of the resolutions duly adopted by the board of directors of the Purchaser approving this Agreement and the transactions herein contemplated.

     4.2  Access to Information.

          a. The Purchaser and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Target Company, and the Target Company shall furnish or cause to be furnished to the Purchaser and its authorized representatives all information with respect to its affairs and business as the Purchaser may reasonably request. The Purchaser shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Purchaser; (ii) becomes part of the public domain after disclosure through no fault of the Purchaser; (iii) is known to the Purchaser or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Target Company. In the event this Agreement is terminated prior to Closing, the Purchaser shall, upon the written request of the Target Company, promptly return all copies of all documentation and information provided by the Target Company hereunder.

          b. The Target Company and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Purchaser, and the Purchaser shall furnish or cause to be furnished to the Target Company and its authorized representatives all information with respect to its affairs and business the Target Company may reasonably request. The Target Company shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Target Company; (ii) becomes part of the public domain after disclosure through no fault of the Target Company; (iii) is known to the Target Company or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Purchaser. In the event this Agreement is terminated prior to Closing, the Target Company shall, upon the written request of the Purchaser, promptly return all copies of all documentation and information provided by the Purchaser hereunder.

     4.3 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

          a. The Purchaser and the Target Company shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

          b. Neither the Purchaser nor the Target Company shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

          c. Neither the Purchaser nor the Target Company shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

          d. The Purchaser and the Target Company shall each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

          e. Neither the Purchaser nor the Target Company shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

          f. The Purchaser and the Target Company shall each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

          g. Neither the Purchaser nor the Target Company shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

          h. Neither the Purchaser nor the Target Company shall issue any securities, or any rights to receive any securities, except that the Target Company shall be permitted to complete its existing private stock offering and issue up to 1,036,000 additional shares.

          i. The Purchaser and the Target Company shall each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

     4.4 Submission of Transaction to Shareholders of Target Company. The Target Company shall promptly submit to its shareholders the offer to exchange their shares for shares of the Purchaser as set forth in this Agreement and, subject to the fiduciary duties of the board of directors of the Target Company under applicable law, shall use its best efforts to obtain from each shareholder a subscription agreement to exchange the shares. In connection with such offer, the Target Company shall prepare and furnish to its shareholders a disclosure document meeting the requirements of Rule 502(b) of Regulation D promulgated by the SEC. The Purchaser shall furnish any information reasonably requested for such disclosure document and shall have the right to review and provide comments to the disclosure document prior to mailing to the shareholders of the Target Company.

     4.5 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither the Purchaser nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

     4.6  Indemnification.

          a. The Target Company shall indemnify Purchaser for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Target Company herein, and any claims arising from the operations of the Target Company prior to the Closing Date.

          b. Purchaser shall indemnify and hold the Target Company and any Shareholder harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Purchaser herein, and any claims arising from the operations of Purchaser prior to the Closing Date.

          c. Purchaser shall indemnify and hold Scott Hosking harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, any action or omission of the Purchaser after the date of Closing.

          d. At Closing Purchaser shall deliver an indemnification agreement in form satisfactory to counsel for the Target Company in which Scott Hosking shall indemnify and hold the Target Company harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Purchaser herein, and any claims arising from the operations of Purchaser prior to the Closing Date.

          e. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement, but shall expire two years from the Closing Date.

     4.7 Publicity. The Purchaser and the Target Company agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by either party hereto without the advance approval of both the form and substance of the same by the other party and its counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

     4.8 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

     4.9 Brokerage or Finders' Fees. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.

     4.10 Termination of Employment, Consulting, or Service Agreements. All employment, consulting, or other service agreements to which the Purchaser is a party shall be terminated at or prior to Closing, except as provided in Sections 4.11 and 4.12, below.

     4.11 Change of Transfer Agent. At or prior to Closing, the Purchaser shall change the transfer agent for the company to Interwest Transfer Co., Inc., Salt Lake City, Utah; shall engage

Interwest as the transfer agent for its common stock; and shall transfer all applicable books and records from the prior transfer agent to Interwest.

     4.12 Change of Registered Agent. At or prior to Closing, the Purchaser shall change its registered agent for the company in the State of Nevada to the registered agent used or designated by the Target Company and shall engage such registered agent as the registered agent for the Purchaser in the State of Nevada.

     4.13 Satisfaction of Outstanding Liabilities. At or prior to Closing the Purchaser shall satisfy each and every outstanding Liability of the company.

     4.14 Notification of Stock Split. At or prior to Closing the Purchaser shall furnish to the Target Company proof of compliance with SEC Rule 10b-17 notice to the OTC Bulletin Board in connection with the most recent one-for-fifty reverse stock split.

     4.15 SEC Filings.  Prior to Closing the Purchaser shall,

          a. file with the SEC the quarterly report on Form 10-QSB for the quarter ended September 30, 2002, and any reasonably necessary amendments to prior filings with the SEC;

          b. file with the SEC a current report on Form 8-K in compliance with Item 1(b) of such form; and

          c. file with the SEC and mail to its shareholders the notice required pursuant to Rule 14f-1 of the 1934 Act at least ten (10) days prior to Closing.

5. Conditions Precedent to the Purchaser's Obligations. Each and every obligation of the Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     5.1 Truth of Representations and Warranties. The representations and warranties made by the Target Company in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     5.2 Performance of Obligations and Covenants. The Target Company shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

     5.3 Officer's Certificate. The Purchaser shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the

Purchaser), executed by an executive officer of the Target Company, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

     5.4 Marketing Legal Opinion. The Purchaser shall have been furnished with a copy of a written legal opinion issued to the Target Company not more than fifteen (15) days prior to Closing, acceptable in form to the Purchaser, certifying that the marketing practices of the Target Company, including all actual and currently planned multi-level marketing efforts, comply with and are lawful under any relevant material federal marketing laws, rules, and regulations, or any such state requirements for any state in which the Target Company is conducting business.

     5.5 Corporate Legal Opinion. The Purchaser shall have been furnished with an opinion from counsel for the Target Company (dated as of the Closing Date), and addressed to Purchaser, in substantially the form set forth in Exhibit "G."

     5.6 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

     5.7 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Target Company to conduct its business or the earning power thereof on the same basis as in the past.

     5.8 Shareholders' Execution of Subscription Agreement. Each of the Shareholders shall have duly executed and delivered a Subscription Agreement in the form as set forth in Exhibit "B" as of the Closing Date.

     5.9 Non-accredited Shareholders. As of the Closing Date the Target Company shall have not more than thirty-five (35) non-accredited
Shareholders as defined in Rule 501 of Regulation D promulgated by the SEC.

     5.10 Number of Target Company Shares. At the Closing the number of shares held by the Shareholders shall represent not less than ninety percent (90%) of the total outstanding shares of the Target Company.

6. Conditions Precedent to Obligations of the Target Company. Each and every obligation of the Target Company to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     6.1 Truth of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     6.2 Performance of Obligations and Covenants. The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

     6.3 Officer's Certificate. The Target Company shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Target Company), executed by an executive officer of the Purchaser, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

     6.4 Corporate Legal Opinion. The Target Company shall have been furnished with an opinion from counsel for the Purchaser (dated as of the Closing Date), and addressed to Target Company, in substantially the form set forth in Exhibit "H."

     6.5 Proof of Satisfaction of Liabilities. The Purchaser shall provide to the Target Company evidence satisfactory to counsel for the Target Company of the satisfaction of all Liabilities of the Purchaser as of the Closing Date.

     6.6 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

     6.7 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Purchaser to conduct its business.

     6.8 No Liabilities. As of the Closing the Purchaser shall have no Liabilities.

     6.9  OTC Bulletin Board Quotation.  Through the Closing the
Purchaser shall have retained the quotation of its common stock on the OTC Bulletin Board.

     6.10 Compliance with Takeover Provisions. Purchaser shall have complied with all takeover or similar provisions of Nevada corporate law.

7.   Change of Management.  Upon and as a condition of Closing this
Agreement:

     7.1 At Closing the Purchaser shall cause persons nominated by the Target Company to be elected or appointed to serve as the sole directors of the Purchaser effective immediately following the Closing of this Agreement, and all existing officers and directors of the Purchaser at the time of Closing shall tender their resignations effective immediately thereafter. Prior to

Closing, and in compliance with Rule 14f-1 promulgated by the SEC, the Target Company will furnish material information of such nominees to be elected or appointed by the Target Company. Purchaser reserves the right to refuse to cause the election or appointment of any or all such persons as directors of Purchaser if, after review of the foregoing information concerning said persons, it is the reasonable opinion of Purchaser that the election of such persons would not be in the best interests of Purchaser. Purchaser shall furnish such information to its shareholders, and file such information with the SEC, in compliance with Rule 14f-1 at least ten days prior to Closing.

     7.2 The Target Company reserves the right to terminate this Agreement if nominees selected by it are not elected or appointed as set forth above.

8.   Closing.

     8.1 Time and Place. The Closing of this transaction ("Closing") shall take place at 57 West 200 South, Suite 310, Salt Lake City, Utah, at 10:00 am, on November 15, 2002, or at such other time and place as the Purchaser and the Target Company shall agree upon. Such date, as may be amended by such parties, is referred to in this Agreement as the "Closing Date."

     8.2 Documents To Be Delivered by the Target Company. At the Closing the Target Company shall deliver to the Purchaser the following documents:

          a. Executed copies of Exhibit "B" executed by all of the Shareholders and the certificates for the number of shares of common stock of the Target Company in the manner and form required by Section 1.1 hereof.

          b. A stock certificate in the name of the Purchaser representing not less than ninety percent (90%) of the outstanding shares of stock of the Target Company.

          c. The officer's certificate required pursuant to Section 5.3 hereof.

          d. The legal opinions required pursuant to Sections 5.4 and 5.5 hereof.

          e. A copy of a certificate of good standing from the State of Nevada dated not more than twenty (20) days prior to Closing.

          f. A signed consent and/or minutes of the Target Company's directors approving this Agreement and each matter to be approved under this Agreement.

          g. Such other documents of transfer, certificates of authority, and other documents as the Purchaser may reasonably request.

     8.3 Documents To Be Delivered by the Purchaser. At the Closing the Purchaser shall deliver to the Target Company the following documents:

          a. Certificates for the number of shares of common stock of the Purchaser as determined in Section 1.2 hereof.

          b. The lockup agreements required pursuant to Section 1.6 hereof.

          c. Proof of cancellation of the 20,000,000 shares as required pursuant to Section 1.7 hereof.

          d.   The indemnification agreement as required pursuant to
Section 4.6(d).

          e. The officer's certificate required pursuant to Section 6.3 hereof.

          f.   The legal opinion required pursuant to Section 6.4 hereof.

          g. A certificate of good standing from the State of Nevada dated not more than twenty (20) days prior to Closing.

          h. A signed consent and/or minutes of the Purchaser's directors approving this Agreement, assuming the obligations set forth in Sections 1.3, 1.4, and 1.5 hereof, and reserving the shares for such obligations, and each other matter to be approved under this Agreement.

          i. All original books and records of the Purchaser reasonably requested by the Target Company, including, but not limited to, (i) the original or state certified copies of the articles of incorporation and all amendments thereto; (ii) the original copy of the current bylaws;
(iii) original or corporate certified copies of all board and shareholder actions or minutes since inception; (iv) a copy of the Form 10 registration statement, including exhibits, and all amendments thereto; (v) all SEC filings, including exhibits, since December 31, 1997, not otherwise available in electronic format on the SEC web site; (vi) signature pages bearing original signatures for all documents filed electronically with the SEC within the last five years; and (vi) all corporate tax returns for the years beginning 1997 with supporting documentation.

          j. Such other documents of transfer, certificates of authority, and other documents as the Target Company may reasonably request.

9.   Termination and Waiver.

     9.1 Method of Termination. This Agreement may be terminated at any time prior to closing:

          a.   by mutual written consent of the Purchaser and the Target
Company;

          b. by the Shareholders owning a majority of the outstanding shares of the Target Company, acting together, by the Purchaser, or by the Target Company, by written notice to the other parties hereto if the exchange of the shares as contemplated by this Agreement shall not have been consummated on or before November 30, 2002 (or such later date as these parties may agree), provided that the party or parties terminating this Agreement shall not then be in material breach of any of its or their obligations under this Agreement;

          c. by the Purchaser if (i) there has been a material misrepresentation, breach of warranty, or breach of covenant by the Target Company or any Shareholder under this Agreement, or (ii) any of the conditions precedent of Closing set forth in Section 5 have not been met on or before the Closing Date, and, in each case, the Purchaser is not then in material default of its obligations hereunder; or

          d. by the Target Company if (i) there has been a material misrepresentation, breach of warranty, or breach of covenant by the Purchaser under this Agreement, or (ii) any of the conditions precedent of Closing set forth in Section 6 have not been met on or before the Closing Date, and, in each case, the Target Company is not then in material default of its obligations hereunder

     9.2  Effect of Termination.

          a. In the case of any termination of this Agreement, the provisions of Sections 4.2, 4.6, 4.8, and 11.2 shall remain in full force and effect.

          b. Upon Termination of this Agreement as provided in Section 9.1(a), except as stated in subsection (a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents, or other representatives.

          c.   In the event of termination of this Agreement as provided in
Section 9.1(b), (c), or (d) hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

     9.3 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.3 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power, or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude the exercise of any other right, power, or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other party or parties.

10.  Post-Closing Covenants.

     10.1 Registration Rights; Lockup of Registered Shares.  Within thirty
(30) days following the Closing, the Purchaser shall prepare and file a registration statement on Form SB-2, or other appropriate form of registration statement, to resister for resale approximately 3,426,500 of the shares (the "Registerable Shares") to be issued to the shareholders of the Target Company at Closing, as designated in Exhibit "A." The requirement to register the Registerable Shares shall be subject to the following conditions:

          a. Lockup Agreements. Each of the shareholders beneficially owning in excess of 40,000 Registerable Shares to be included in the registration shall execute and deliver a lockup agreement in form as set forth in Paragraph 5(a) of Exhibit "B."

          b. Registration Rights Agreement. Each of the shareholders holding Registerable Shares to be included in the registration shall execute and deliver at Closing the Registration Rights Agreement in form as set forth in Exhibit "I."

     10.2 Prohibition of Certain Actions. The Shareholders agree that for a period of twelve (12) months from the Closing Date they will cause the Purchaser to take all steps reasonably required to prevent the Purchaser from:

          a. reverse splitting the outstanding stock of the Purchaser, except as may be reasonably required to meet the inclusion or maintenance requirements of NASDAQ or any exchange upon which the stock of the Purchaser is traded, or upon approval of shareholders holding not less than eighty percent (80%) of the voting power of the Purchaser;

          b. selling all or substantially all of the assets of the Purchaser without the approval of shareholders holding not less than eighty percent (80%) of the voting power of the Purchaser; and

          c. issuing shares for cash at less than $1.00 per share, except for obligations existing at Closing to issue shares in connection with the exercise of options or warrants as set forth herein, and unless after ninety (90) days following Closing the average closing sale price of the common stock for the twenty (20) days prior to such proposed issuance shall be less than $1.50.

     10.3 Stock Option/Stock Issuance Plan. Within thirty (30) days following the Closing, the Purchaser shall adopt a Stock Option/Stock Issuance Plan similar to the existing plan of the Target Company, which plan shall be limited to 1,500,000 shares during the eighteen (18) months following the Closing, unless such number shall be increased by the vote of shareholders holding not less than eighty percent (80%) of the voting power of the Purchaser.

11.  Miscellaneous.

     11.1 Notices.   All notices, requests, demands, and other
communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below and shall be conclusively deemed to have been duly given when
(i) hand-delivered to the other party; (ii) received when sent by facsimile at the facsimile number set forth below; (iii) the next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or
(iv) three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, addressed to the parties as set forth below.

               Purchaser:          4766 South Holladay Boulevard
                                   Holladay, UT  84117
                                   Attn:  Scott Hosking, President
                                   Facsimile No.:  (801) 273-9314

               With Copy to:       Nathan W. Drage
                                   Attorney at Law
                                   4766 South Holladay Boulevard
                                   Holladay, UT  84117
                                   Facsimile No.:  (801) 273-9314

               Target Company:     620 Newport Center Drive
                                   Eleventh Floor
                                   Newport Beach, CA  92660
                                   Attn:  Allen N. Kimble, CFO
                                   Facsimile No.:  (949) 718-0944

               With Copy to:       Ronald N. Vance
                                   Attorney at Law
                                   57 West 200 South
                                   Suite 310
                                   Salt Lake City, UT  84101
                                   Facsimile No.:  (801) 359-9310

               Shareholder:        As provided in Exhibit "B"

     11.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah.

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     11.3 Assignment.  This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

     11.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

     11.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

     11.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

     11.7 Recitals, Schedules, and Exhibits. The recitals, schedules, and exhibits to this Agreement are incorporated herein, and, by this reference, made a part hereof as if fully set forth at length herein. The following is a list of Exhibits to this Agreement:

               Exhibit "A"    List of Shareholders
               Exhibit "B"    Form of Subscription Agreement
               Exhibit "C"    List of Option and Warrant Holders
               Exhibit "D"    List of Shares Issuable Pursuant to
                              Contractual Obligations
               Exhibit "E-1"  List of Purchaser Shareholders Owning 350,000
                              Shares Subject to Lockup
               Exhibit "E-2"  List of Purchaser Shareholders Owning
                              2,071,170 Shares Subject to Lockup
               Exhibit "F-1"  Form of Lockup Agreement for Purchaser
                              Shareholders Owning 350,000 Shares
               Exhibit "F-2"  Form of Lockup Agreement for Purchaser
                              Shareholders Owning 2,071,170 Shares
               Exhibit "G"    Form of Target Company Legal Opinion
               Exhibit "H"    Form of Purchaser Legal Opinion
               Exhibit "I"    Form of Registration Rights Agreement

     11.8 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

     11.9 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement, or in any writing delivered pursuant hereto or

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at the Closing, shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the first anniversary of the Closing Date.

     11.10 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

     11.11 Amendment. This Agreement or any provision hereof may not be changed, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, termination, or discharge is sought.

     11.12 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     11.13 Construction. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural, shall be deemed to include the others whenever the context so requires.

     11.14 Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     11.15 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Utah. Any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the County of Salt Lake, State of Utah, and in no other place.

     IN WITNESS WHEREOF, the parties hereto executed the foregoing Stock-For-Stock Exchange Agreement as of the day and year first above written.

PURCHASER:                         Tropical Leisure Resorts, Inc.

                                   By /s/ Scott Hosking
                                      Scott Hosking , President

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TARGET COMPANY:                    eWorldMedia, Inc.

                                   By /s/ Ronald C. Touchard
                                      Ronald C. Touchard, President






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